Exhibit 99.1

Preliminary Report to Shareowners
In Lieu of Fourth Quarter Report

August 27, 2004

To Our Shareowners:

     BDO Seidman, auditors for Sparton Corporation, have substantially completed their audit for the fiscal year ended June 30, 2004. The following results are for the fourth quarter and fiscal year ended as follows:

Quarter ending June 30:	2004	2003
Net sales	$47,773,000	$48,973,000

Gross Profit	$3,896,000	$5,532,000

Net Income	$1,497,000	$2,565,000

Basic income per common share	$0.18	$0.31

Diluted income per common share	$0.18	$0.30

Year ending June 30:	2004	2003
Net sales	$161,004,000	$169,861,000

Gross Profit	$9,351,000	$19,201,000

Net Income (loss)	$(2,043,000)	$8,992,000

Basic income (loss) per common share	$(0.24)	$1.08

Diluted income (loss) per common share	$(0.24)	$1.07

Notes:
(1)	Basic earnings (loss) per share are computed using the weighted average number of shares outstanding as follows — for the quarters ended June 30, 2004 and 2003, 8,346,813 and 8,340,855, respectively. For the years ended June 30, 2004 and 2003, 8,345,348 and 8,339,649, respectively.
(2)	Per share income (loss) reflects the effect of the 5% stock dividends declared January 10 and October 21, 2003.
(3)	The financial results for the year ended June 30, 2003, include the positive impact ($5,500,000 — pretax) of the previously announced settlement with various governmental agencies, to cover costs associated with its Coors Road remediation effort in Albuquerque, New Mexico.

     Sales for the fourth quarter of fiscal 2004 were $47.8 million versus $49.0 million last year. The decrease in sales reflected a lowered demand for homeland security products, with some offset in the aerospace markets. For fiscal year 2004, the Company reported net sales of $161.0 million, compared to $169.9 last year. For the year, governmental sales declined 11% to $44.8 million, industrial/other sales decreased 29% to $39.9 million, and medical/scientific instrumentation sales decreased 4% to $17.9 million. The decrease in government sales reflects a decline in foreign demand, including one delayed foreign sonobuoy sale of $4.7 million, which, due to unforeseen shipping complications did not occur until July. The decrease in industrial/other sales was due to reduced demand for chemical trace detection equipment in both the U.S. and Canadian airports. These sales approximated $2.9 million this year compared to $25.5 million last year. Aerospace sales increased during fiscal 2004 by 30% to $58.4 million, primarily due to increased demand from one existing customer.

     Gross Margins were reduced by a $1,021,000 charge during the fourth quarter of fiscal 2004 for obsolete inventory at two locations. The inventory in question was used in the production of certain proprietary products. Based upon a review of that inventory and of future market demand, the inventory was deemed excess or abandoned. For the year ended June 30, 2004, the provision for pension costs increased, due to a lower expected rate of return on pension assets, resulting from depressed market conditions and interest rates, increasing to $727,000 in fiscal 2004 from $128,000 in fiscal 2003. Finally, unreimbursed research and development expenses totaled $1,756,000 and $340,000 in fiscal 2004 and 2003, respectively. The substantial increase in fiscal 2004 reflects several one-time design and development programs. It is not expected that such elevated levels of expenses will continue going forward as these programs are now complete. The fourth quarter of fiscal 2004 also included a $844,000 gain on sale related to the disposal of the Rio Rancho facility. The Rio facility was sold in June 2004, but has continued to be occupied until the Company’s transition to the new facility in Albuquerque, New Mexico is complete. The relocation should be complete by November 2004.

     Net income for the fourth quarter of fiscal 2004 was $1.5 million ($.18 per share, basic and diluted) compared to $2.6 million ($.31 per share basic, $.30 diluted) last year. For the full fiscal year, the Company’s net loss was $2.0 million ($.24 per share, basic and diluted) compared to a profit of $9.0 million ($1.08 per share basic, $1.07 diluted) last year. The net income for the quarter was favorably impacted by the change in estimate of effective tax rates applicable for the period and full fiscal year. Fiscal 2003’s net income includes the $5.5 million favorable settlement, ($3.6 million net of tax), with the U.S. Department of Energy and others that was recorded in September 2002.

     At June 30, 2004, total shareowners’ equity was $88.9 million. The Company had no outstanding long or short-term debt, and cash and cash equivalents and investment securities totaled $29.5 million.

     The Board of Directors has scheduled Wednesday, November 10, 2004, as the date for the Sparton Annual Shareowners’ Meeting. The annual meeting will be held in Jackson, Michigan. Sparton expects to mail the annual report to shareowners in early October.

Cordially,

\s\	\s\
Bradley O. Smith	David W. Hockenbrocht
Chairman	CEO and President

This shareowners’ letter contains forward-looking statements within the scope of the Securities Act of 1933 and the Securities Exchange Act of 1934. The words “encouraged”, “appear”, “expect”, “anticipate”, and similar expressions, and the negatives of such expressions, are intended to identify forward looking statements. Although the Company believes that these statements are based upon reasonable assumptions, such statements involve risks, uncertainties, and assumptions, including but not limited to industry and economic conditions, customer actions, and the other factors discussed in the Company’s form 10-K for the year ended June 30, 2004, and it’s other filings with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated.